Zumiez Inc. Announces Fiscal 2009 Fourth Quarter and Full Year Results

Fourth Quarter EPS Increased 38% to $0.29 Versus $0.21 Last Year; Company Ends Fiscal 2009 With $108 Million in Cash and Current Marketable Securities

EVERETT, WA -- (Marketwire - March 11, 2010) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today reported results for the fourth quarter and fiscal year ended January 30, 2010.

Total net sales for the fourth quarter ended January 30, 2010 (13 weeks) increased 5.6% to $132.4 million from $125.5 million reported in the fourth quarter ended January 31, 2009 (13 weeks). The company posted net income for the quarter of $8.8 million or $0.29 per diluted share, which includes a non-cash pre-tax charge of $1.8 million (after-tax per diluted share of $0.04) associated with the impairment of store related assets. Last year, Zumiez reported net income of $6.3 million or $0.21 per diluted share, including a non-cash pre-tax charge of $0.8 million (after-tax per diluted share of $0.02) associated with the impairment of store related assets. Comparable store sales decreased 1.7% for the fourth quarter of fiscal 2009 compared to a 13.4% decrease in the fourth quarter of fiscal 2008.

Total net sales for fiscal 2009 (52 week period) decreased 0.3% to $407.6 million from $408.7 million reported in fiscal 2008 (52 week period). The company posted net income of $9.1 million or $0.30 per diluted share, including a pre-tax non-cash charge of $2.5 million (after tax per diluted share of $0.05) associated with the impairment of store related assets and pre-tax charge of $1.4 million (after tax diluted share of $0.03) associated with the proposed settlement agreement of a previously disclosed lawsuit. These results compare to net income of $17.2 million or $0.58 per diluted share in the prior year which included a pre-tax non-cash charge of $0.8 million (after-tax charge per diluted share of $0.02) associated with the impairment of store related assets. Comparable store sales decreased 10.0% in fiscal 2009 compared to a decrease of 6.5% in fiscal 2008.

At January 30, 2010, the company had cash and current marketable securities of $108.1 million compared to cash and current marketable securities of $78.6 million at January 31, 2009.

"The year ended stronger than expected from both a sales and earnings standpoint," commented Rick Brooks, Chief Executive Officer of Zumiez. "Our unique merchandise assortments and compelling promotional packages resonated with consumers, driving an increase in units sold for the fourth quarter, and at the same time, our efforts to build in higher IMU's coupled with well managed inventory resulted in a significant improvement in product margins. While we are not pleased with our annual performance, we are encouraged that the steps we took to reverse the negative trends from early in the year led to improved results during the back half of 2009. We ended fiscal 2009 well capitalized, with more than $108 million in cash and current marketable securities, and will continue to invest in our business to build on our recent momentum and expand our position as the leading retail destination for the actions sports lifestyle."

2010 Outlook

The Company is introducing guidance for the three months ending May 1, 2010 of a net loss of approximately $0.09 to $0.11 per diluted share which includes estimated pre-tax charges $1.2 million (after-tax per diluted share of $0.03) associated with its previously disclosed plan to relocate its distribution center from Everett, Washington to Corona, California. This guidance is based on an anticipated comparable store sales increase in the mid to upper single digit range for the first quarter of fiscal 2010.

We currently intend to open approximately 25 new stores in fiscal 2010 with an opening cadence similar to fiscal 2009.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (617) 213-4859 followed by the conference identification code of 19660257. Telephonic participants can reduce pre-call hold time by registering for the conference in advance via the following link:

https://www.theconferencingservice.com/prereg/key.process?key=PMXPUH4RT

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of February 27, 2010 we operate 377 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company's quarterly report on Form 10-Q for the quarter ended October 31, 2009 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                         ZUMIEZ INC.
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
       (in thousands, except share and per share amounts)
                        (Unaudited)

                                            Three Months Ended
                                ------------------------------------------
                                January 30,   % of    January 31,   % of
                                   2010      Sales       2009      Sales
                                ---------- ---------  ---------- ---------
Net sales                       $  132,433     100.0% $  125,464     100.0%
Cost of goods sold                  84,338      63.7%     84,855      67.6%
                                ---------- ---------  ---------- ---------
Gross profit                        48,095      36.3%     40,609      32.4%

Selling, general and
 administrative expenses            35,053      26.5%     31,923      25.5%
                                ---------- ---------  ---------- ---------
Operating profit                    13,042       9.8%      8,686       6.9%

Interest income, net                   351       0.2%        399       0.3%
Other income                            91       0.1%          -       0.0%
                                ---------- ---------  ---------- ---------
Earnings before income taxes        13,484      10.1%      9,085       7.2%

Provision for income taxes           4,683       3.5%      2,788       2.2%
                                ---------- ---------  ---------- ---------

Net income                      $    8,801       6.6% $    6,297       5.0%
                                ========== =========  ========== =========

Basic net income per share      $     0.30            $     0.22
                                ==========            ==========

Diluted net income per share    $     0.29            $     0.21
                                ==========            ==========
Weighted average shares used in
 computation of earnings per
 share:
     Basic                      29,624,158            29,248,917

     Diluted                    30,256,347            29,610,709

                         ZUMIEZ INC.
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
       (in thousands, except share and per share amounts)
                        (Unaudited)

                                            Twelve Months Ended
                                ------------------------------------------
                                January 30,   % of    January 31,   % of
                                   2010      Sales        2009     Sales
                                ---------- ---------  ---------- ---------
Net sales                       $  407,603     100.0% $  408,669     100.0%
Cost of goods sold                 272,865      66.9%    274,134      67.1%
                                ---------- ---------  ---------- ---------
Gross profit                       134,738      33.1%    134,535      32.9%

Selling, general and
 administrative expenses           122,003      30.0%    109,927      26.9%
                                ---------- ---------  ---------- ---------
Operating profit                    12,735       3.1%     24,608       6.0%

Interest income, net                 1,176       0.3%      2,059       0.5%
Other Income                            96       0.0%         36       0.0%
                                ---------- ---------  ---------- ---------
Earnings before income taxes        14,007       3.4%     26,703       6.5%

Provision for income taxes           4,876       1.2%      9,499       2.3%
                                ---------- ---------  ---------- ---------

Net income                      $    9,131       2.2% $   17,204       4.2%
                                ========== =========  ========== =========

Basic net income per share      $     0.31            $     0.59
                                ==========            ==========

Diluted net income per share    $     0.30            $     0.58
                                ==========            ==========
Weighted average shares used in
 computation of earnings per
 share:
     Basic                      29,499,385            29,126,889

     Diluted                    30,132,560            29,694,112

                          ZUMIEZ INC.
              CONDENSED CONSOLIDATED BALANCE SHEETS
              (in thousands, except share amounts)

                                                 January 30,   January 31,
                                                    2010          2009
                                                ------------- -------------
                           Assets
Current assets
Cash and cash equivalents                       $      22,950 $      33,057
Marketable securities                                  85,101        45,525
Receivables                                             6,380         4,555
Inventory                                              50,916        51,974
Prepaid expenses and other                              6,270         5,614
Deferred tax assets                                     3,045         2,588
                                                ------------- -------------
  Total current assets                                174,662       143,313

Leasehold improvements and equipment, net              66,008        73,932
Goodwill and other intangibles                         13,186        13,236
Marketable securities - long-term                         872         1,767
Deferred tax assets                                     5,537         1,101
                                                ------------- -------------
  Total long-term assets                               85,603        90,036

  Total assets                                  $     260,265 $     233,349
                                                ============= =============

      Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable                          $      16,817 $      15,909
Accrued payroll and payroll taxes                       6,593         4,739
Income taxes payable                                    4,006           238
Current portion of deferred rent and tenant
 allowances                                             3,248         2,682
Other accrued liabilities                               9,123         7,653
                                                ------------- -------------
  Total current liabilities                            39,787        31,221

Long-term deferred rent and tenant allowances,
 less current portion                                  26,375        24,000
Other long-term liabilities                             1,427           177
                                                ------------- -------------
  Total long-term liabilities                          27,802        24,177

                                                ------------- -------------
  Total liabilities                                    67,589        55,398
                                                ------------- -------------
Commitments and contingencies

Shareholders' equity
Preferred stock, no par value, 20,000,000
 shares authorized; none issued and outstanding             -             -
Common stock, no par value, 50,000,000 shares
 authorized; 30,250,661 shares issued and
 outstanding at January 30, 2010 and 29,533,067
 shares issued and outstanding at January 31,
 2009.                                                 81,399        75,789
Accumulated other comprehensive income                    101           117
Retained earnings                                     111,176       102,045
                                                ------------- -------------
  Total shareholders' equity                          192,676       177,951
                                                ------------- -------------

  Total liabilities and shareholders' equity    $     260,265 $     233,349
                                                ============= =============

Company Contact:
Trevor Lang
Chief Financial Officer
Zumiez Inc.
(425) 551-1500 ext. 1564

Investor Contact:
ICR, Inc.
Chad Jacobs / Brendon Frey
(203) 682-8200